EXHIBIT 10

Description of Management Cash Bonus Plan

        The following is a description of Beacon Roofing Supply's management cash bonus plan. The bonus plan provides for the payment of annual cash bonuses to employees who are considered management level. The bonus plan is administered by the board of directors, which has full authority to select participants, set bonus amounts, fix performance targets, and, when deemed appropriate under the totality of the circumstances, pay discretionary bonuses. The board receives recommendations from the compensation committee.
        For each participant, a base bonus amount is set. With respect to regional vice presidents and other officers responsible for more than one region, 90% of the bonus is based on meeting an income before taxes target and 10% of the bonus is based on meeting a sales growth target, in each case in the region or regions for which the officer is responsible. The full base bonus is paid if the participant achieves 100% of both targets. If the income before taxes target is not met at the 100% level, the participant's bonus with respect to that target will be pro rated on a straight line basis if the participant achieves a range of 85% to 100% of target, with no bonus paid at less than 85% of target. If the sales growth target is not met at the 100% level, the participant will not receive a bonus with respect to that target. Corporate staff bonuses are based 50% on a company-wide income before taxes target and 50% on a qualitative evaluation by our board of directors for our Chief Executive Officer and by our Chief Executive Officer for our other corporate staff. In addition, each participant can receive an additional bonus if income before taxes exceeds 100% of target, up to an amount equal to 60% of the base bonus or 100% for the Chief Executive Officer. The bonus calculation is 6% times the excess of target.
        No award will be paid for any fiscal year or portion thereof to a participant whose employment with the company terminates during such year for a reason other than retirement, disability, death or other reason approved by the board. In all cases the payment is in the discretion of the company and the company retains the right to terminate a participant's participation in the bonus plan at any time, in which case no bonus may be paid.